Exhibit 1A-11

Consent of Independent Auditors

We consent to the incorporation by reference in this Regulation A Post Qualification Offering Statement on Form 1-A and related Preliminary Offering Circular of:

1)	our report dated April 28, 2023 with respect to our audit of the financial statements of Slingshot USA, LLC as of December 31, 2022 and 2021, and for each of the years then ended, and
2)	our report dated September 28, 2023 with respect to our review of the financial statements of Slingshot USA, LLC as of June 30, 2023 and December 31, 2022, and for the six months ended June 30, 2023 and 2022.

Lehi, Utah October 16, 2023